Exhibit 99.1

NEWS RELEASE

Contacts:
Vertis Communications
Barry Kohn
Chief Financial Officer
410.454.0853

VERTIS COMMUNICATIONS ANNOUNCES SECOND QUARTER 2007 RESULTS

BALTIMORE, MD (August 9, 2007) – Vertis Communications (“Vertis” or the “Company”), a leading provider of targeted advertising, media and marketing solutions, announced today results for the three and six months ended June 30, 2007.

Revenue

Revenue for the second quarter of 2007 was $332.1 million versus $350.5 million in the second quarter of 2006.  The 5.2 percent decline was primarily the result of a continuing weakness in Advertising Inserts.  Revenue in the Direct Mail segment was up slightly.

On a year-to-date basis, revenue was $662.8 million, a decrease of $35.8 million or 5.1percent, from revenue of $698.6 million in the first half of 2006.  The decrease was driven by revenue declines in Advertising Inserts and our “Other” segment (premedia), which were somewhat offset by revenue growth in Direct Mail.

Net Loss

Net loss during the quarter grew to $19.7 million from $5.0 million in the same quarter one year ago.  Through June 30, 2007, the net loss amounted to $44.9 million versus $26.6 million in the corresponding period in the prior year.  The decline in revenues was the main driver of the increased loss.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA in the second quarter of 2007 declined, as expected, to $27.4 million from $42.1 million for the same period in 2006.  Adjusted EBITDA was $31.4 million in the second quarter of 2007, a decline of $15.0 million, or 32 percent, from Adjusted EBITDA of $46.4 million in the same quarter of 2006.  This decline was largely due to the above mentioned decline in revenue, investments made in maintenance, quality and sales support, somewhat offset by corporate cost reductions.

On a year to date basis, EBITDA amounted to $48.7 million in 2007 versus $67.4 million for the same period in 2006.  Adjusted EBITDA amounted to $56.0 million for the first six months of 2007 versus $81.4 million in the first half of 2006.

Cash and Liquidity

The Company ended the six month period with $6.0 million in cash and debt of $1,124.3 million. In addition, the off-balance sheet Accounts Receivable facility stood at $110.1 million.  The Company ended the six month period with $92.6 million available on its $250 million senior credit facility.  Last 12-month Adjusted EBITDA calculated for covenant purposes was $144.1 million or $19.1 million above the minimum requirement.

Additional information on the results is available in the Company’s Form 10-Q filed with the SEC on August 9, 2007.

(more)

Management Comments

Mike DuBose, Chairman and Chief Executive Officer commented, “Although the environment remains challenging, our overall second quarter and first half financial results were, for the most part, in-line with our expectations. During the second quarter we continued to pursue our key turnaround initiatives focused on aggressively addressing the root causes of the quality, performance and customer service issues which impacted the Company in previous years. In addition, we further upgraded the organizations and infrastructure necessary to drive profitable growth into the future. Our initiatives are beginning to yield results in our quality, customer service and operating efficiency.

DuBose continued, “In several cases our performance improvements in these areas have been noted by our customers, as significant. We have also made improvements in our selling, pricing and new business capture processes. We continue to see opportunities to improve efficiency and lower costs while simultaneously capturing new profitable business as well as providing additional value added products and services to our existing customers.  While much work remains to be done, we are pleased overall with the progress and confident that we are positioning Vertis for a stronger future.”

Conference Call

Vertis will be holding a conference call on Friday, August 10, 2007 at 11:00 a.m. EDT, to discuss earnings for the six months ended June 30, 2007.  Mike DuBose, Chairman and Chief Executive Officer, will host the conference call at 800.462.3053 or 1.706.902.2200 for international callers and the passcode confirmation is VERTIS Q2. A recording of the call will be available for review for one week at 800.642.1687 or 1.706.645.9291 for international callers.

About Vertis Communications

Vertis Communications is a premier provider of print advertising, direct marketing solutions and related value added services to America’s leading retail and consumer services companies.  Vertis delivers marketing programs that create strategic value for clients by using creative services, color management technologies, proprietary research, customer targeting expertise, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.

This press release and conference call may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

# # #

Attachments

Financial Highlights

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Condensed Consolidated Balance Sheets

Condensed Consolidated Statement of Operations

Condensed Consolidated Statement of Cash Flows

Financial Highlights

Following is a summary of Vertis’ results for the three and six months ended June 30, 2007 and June 30, 2006.

Vertis, Inc.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions)	2007	2006	2007	2006

Revenue	$332.1	$350.5	$662.8	$698.6

Operating Income	$15.6	$29.9	$25.4	$43.2

Loss from continuing operations before cumulative effect of accounting change	$(19.7)	$(4.9)	$(44.9)	$(25.8)

Net Loss	$(19.7)	$(5.0)	$(44.9)	$(26.6)

EBITDA	$27.4	$42.1	$48.7	$67.4

Adjusted EBITDA	$31.4	$46.4	$56.0	$81.4

For definitions of EBITDA and Adjusted EBITDA, see “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” below.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following table reconciles the differences between Vertis’ loss from continuing operations before cumulative effect of accounting change as determined under accounting principles generally accepted in the United States (“GAAP”), EBITDA and Adjusted EBITDA.

Vertis, Inc.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions)	2007	2006	2007	2006

Loss from continuing operations before cumulative effect of accounting change	$(19.7)	$(4.9)	$(44.9)	$(25.8)
Add:
Interest expense, net	33.3	32.9	66.2	65.1
Tax expense	0.0	0.1	0.2	0.1
Depreciation and amortization	13.8	14.0	27.2	28.0

EBITDA	$27.4	$42.1	$48.7	$67.4
Add:
Restructuring charges	1.3	2.5	2.2	9.1
Loss on sale of accounts receivable	1.6	1.6	3.4	3.1
Loss on sale of property, plant & equipment	0.8		1.1	0.2
Management fees (non-cash)	0.3		0.6
EBITDA from discontinued fragrance business	—	0.2	—	1.6

Adjusted EBITDA	$31.4	$46.4	$56.0	$81.4

Note:

EBITDA represents the sum of income (loss) from continuing operations before cumulative effect of accounting change, net interest expense, income taxes, depreciation and amortization of intangible assets.  Adjusted EBITDA is used in calculating covenant compliance under the Company’s credit agreements.  Adjusted EBITDA is defined as EBITDA excluding restructuring charges and certain non-cash charges as well as fees on our Accounts Receivable facility.  EBITDA and Adjusted EBITDA are not measures of financial performance in accordance with GAAP.  You should not consider them as alternatives to income (loss) from continuing operations before cumulative effect of accounting change as a measure of operating performance.  Our calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and therefore comparability may be limited.  We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  In addition, information concerning Adjusted EBITDA is being presented because it reflects important components included in the financial covenant of the Company’s credit agreements.  The most comparable measure to EBITDA and Adjusted EBITDA in accordance with GAAP is income (loss) from continuing operations before cumulative effect of accounting change.

Vertis, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

In thousands, except share and per share amounts

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,030	$5,710
Accounts receivable, net	91,202	139,426
Inventories	48,022	48,227
Maintenance parts, net	21,758	22,292
Prepaid expenses and other current assets	9,715	8,578
Total current assets	176,727	224,233
Property, plant and equipment, net (1)	334,367	330,039
Goodwill	246,527	246,260
Deferred financing costs, net	13,159	14,838
Other assets, net	28,123	29,316
Total assets	$798,903	$844,686

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$160,114	$186,638
Compensation and benefits payable	38,666	34,755
Accrued interest	14,028	14,300
Other current liabilities	23,599	29,067
Total current liabilities	236,407	264,760
Due to parent	3,420	3,491
Long-term debt	1,124,274	1,096,036
Other long-term liabilities	29,791	30,482
Total liabilities	1,393,892	1,394,769

Stockholder’s deficit:
Common stock - authorized 3,000 shares; $0.01 par value; issued and outstanding 1,000 shares
Contributed capital	409,689	409,689
Accumulated deficit	(998,017)	(953,090)
Accumulated other comprehensive loss	(6,661)	(6,682)
Total stockholder’s deficit	(594,989)	(550,083)
Total liabilities and stockholder’s deficit	$798,903	$844,686

(1) Net of accumulated depreciation of $598.3 million and $576.5 million, respectively

See Notes to Condensed Consolidated Financial Statements.

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

In thousands

Three Months Ended June 30,	2007	2006
	(Unaudited)

Revenue	$332,130	$350,491
Operating expenses:
Costs of production	265,473	271,827
Selling, general and administrative	35,989	32,286
Restructuring charges	1,290	2,450
Depreciation and amortization of intangibles	13,767	14,014
Total operating expenses	316,519	320,577
Operating income	15,611	29,914
Other expenses:
Interest expense, net	33,340	32,862
Other, net	1,951	1,860
	35,291	34,722

Loss from continuing operations before income tax expense	(19,680)	(4,808)
Income tax expense	47	64
Loss from continuing operations	(19,727)	(4,872)

Loss from discontinued operations		(170)

Net loss	$(19,727)	$(5,042)

See Notes to Condensed Consolidated Financial Statements.

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

In thousands

Six Months Ended June 30,	2007	2006
	(Unaudited)

Revenue	$662,796	$698,618
Operating expenses:
Costs of production	534,565	549,398
Selling, general and administrative	73,439	68,951
Restructuring charges	2,201	9,067
Depreciation and amortization of intangibles	27,227	28,022
Total operating expenses	637,432	655,438
Operating income	25,364	43,180
Other expenses:
Interest expense, net	66,225	65,112
Other, net	3,913	3,742
	70,138	68,854

Loss from continuing operations before income tax expense and cumulative effect of accounting change	(44,774)	(25,674)
Income tax expense	153	139
Loss from continuing operations before cumulative effect of accounting change	(44,927)	(25,813)

Income from discontinued operations		890
Loss before cumulative effect of accounting change	(44,927)	(24,923)

Cumulative effect of accounting change		(1,654)

Net loss	$(44,927)	$(26,577)

See Notes to Condensed Consolidated Financial Statements.

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

In thousands

Six Months Ended June 30,	2007	2006
	(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(44,927)	$(26,577)
Adjustments for discontinued operations		(890)
Loss from continuing operations	(44,927)	(27,467)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) continuing operating activities:
Depreciation and amortization	27,227	28,022
Amortization of deferred financing costs	3,449	3,121
Accretion of long-term debt discount	1,981	1,981
Cumulative effect of accounting change		1,654
Provision for doubtful accounts	219	(510)
Other, net	1,023	201
Changes in operating assets and liabilities (excluding effect of acquisitions and dispositions):
Decrease in accounts receivable	47,941	28,492
Decrease (increase) in inventories	205	(456)
(Increase) decrease in prepaid expenses and other assets	(596)	161
Decrease in accounts payable and other liabilities	(10,297)	(43,485)
Net cash provided by (used in) continuing operating activities	26,225	(8,286)
Income from discontinued operations		890
Change in net assets of discontinued operations held for sale		2,588
Net cash provided by discontinued operations		3,478
Net cash provided by (used in) operating activities	26,225	(4,808)
Cash Flows from Investing Activities:
Capital expenditures	(32,796)	(22,642)
Software development costs capitalized	(364)	(1,202)
Proceeds from sale of property, plant and equipment	245	101
Acquisition of business, net of cash acquired	(203)	(20,666)
Net cash used in investing activities	(33,118)	(44,409)
Cash Flows from Financing Activities:
Net (repayments) borrowings under revolving credit facility	(23,743)	78,613
Borrowing under term loan	50,000
Deferred financing costs	(1,769)	(258)
Decrease in outstanding checks drawn on controlled disbursement accounts	(17,224)	(22,878)
Advances to parent	(71)	(447)
Financing activities of discontinued operations		(3,478)
Net cash provided by financing activities	7,193	51,552
Effect of exchange rate changes on cash	20	4
Net increase in cash and cash equivalents	320	2,339
Cash and cash equivalents at beginning of year	5,710	1,828
Cash and cash equivalents at end of period	$6,030	$4,167

See Notes to Condensed Consolidated Financial Statements.